Exhibit 99.1

Ally Financial Announces Management Appointments

DETROIT – Ally Financial Inc. (Ally) today announced the following management appointments, which are designed to fully leverage the senior leadership capability within the company as Ally continues its transformation. The following appointments are effective immediately.

Jeffrey Brown, 38, formerly Ally’s corporate treasurer, has been named to the newly created position of senior executive vice president of Finance and Corporate Planning. In this role, Brown reports to Ally Chief Executive Officer Michael A. Carpenter and has oversight of the finance, treasury and corporate strategy activities for the company.

James Mackey, 43, has been named as chief financial officer from his former role as interim CFO and reports to Brown. Mackey has responsibility for Ally’s financial planning and analysis, accounting, investor relations and business planning.

Christopher Halmy, 42, formerly Ally’s structured funding executive, has been named corporate treasurer. In this role, he will report to Brown and have responsibility for global treasury activities, including funding and balance sheet management.

Corey Pinkston, 44, will continue to lead Ally’s strategic financing activities, reporting to Carpenter, including the process surrounding the proposed initial public offering and the company’s plans to repay the U.S. taxpayer’s investment.

“One of Ally’s key strengths over the past several years has been the dedication and capability of its management team, and I’m pleased to announce these new appointments,” said Carpenter. “Each of these leaders has made significant contributions toward Ally’s success, and more closely connecting these disciplines will enable the longer-term strategic planning that will be critical as we continue to grow the company.”

In addition to the above appointments, Ally also announced that William Muir, president and head of the company’s Global Automotive Services operation, has postponed his previously announced retirement and will remain with the company indefinitely.

“Bill has been a key part of Ally’s success in the auto finance business, and I’m delighted he has decided to remain with the company during this important time,” Carpenter said.

Executive Biographies

Jeffrey Brown - Brown joined Ally as corporate treasurer in March 2009 and has responsibility for all global treasury activities, including funding and balance sheet management. Prior to joining Ally, Brown was the corporate treasurer for Bank of America where he had responsibility for the core treasury functions for funding the company, capital management and managing interest rate risk. He was at Bank of America for 10 years, beginning his career in finance and later joining the balance sheet management division. He was also a member of the company’s Asset/Liability Management committee.

James Mackey – Mackey was appointed Ally interim CFO in April 2010 and joined the company in 2009 as group vice president and senior finance executive responsible for financial planning and analysis, investor relations, and corporate treasury finance. Prior to joining Ally, he served as CFO for the corporate investments, corporate treasury, and private equity divisions at Bank of America. Earlier in his tenure there, he served as managing director within the Global Structured Products group. Mackey also served in the financial institutions practice group at PricewaterhouseCoopers LLP, specializing in capital markets accounting and consulting.

Chris Halmy – Halmy joined Ally in 2009 as the structured funding executive and was responsible for the strategy, planning and execution of securitizations and structured funding globally as well as managing bank relationships. Prior to joining Ally, Halmy was the Global Funding executive at Bank of America where he was responsible for all funding and liquidity activities. During his tenure at Bank of America, he also led the mortgage and auto securitization group. Prior to joining Bank of America in 1997, he held treasury, finance and accounting positions at MBNA America, Merrill Lynch & Co., JP Morgan & Co. and Deloitte & Touche, where he became a certified public accountant.

Additional biographical information can be found at http://allyfinancial.com.

About Ally Financial Inc.

Ally Financial Inc. (formerly GMAC Inc.) is one of the world’s largest automotive financial services companies. The company offers a full suite of automotive financing products and services in key markets around the world. Ally’s other business units include mortgage operations and commercial finance, and the company’s subsidiary, Ally Bank, offers retail banking products. With approximately $174 billion in assets as of March 31, 2011, Ally operates as a bank holding company. For more information, visit the Ally media site at http://media.ally.com.

# # #

Contact

Gina Proia

646-781-2692

gina.proia@ally.com